UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

Zynex, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9990 Park Meadows Drive Lone Tree, Colorado	80124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 703-4906

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On April 6, 2011, the independent members of the Board of Directors of Zynex, Inc. (the “Company”) approved the 2011 compensation for Thomas Sandgaard, the Company’s President and Chief Executive Officer, and Anthony Scalese, the Company’s Chief Financial Officer.

Mr. Sandgaard’s base salary was increased to $385,000 and Mr. Scalese’s base salary was increased to $175,000, each effective as of April 1, 2011. Mr. Scalese was granted 30,000 options to purchase Company common stock. Mr. Scalese was also granted an additional 50,000 options to purchase Company common stock, which will vest upon achievement of the Company’s target 2011 earnings per share and Mr. Scalese’s continued employment with the Company through three days following the filing of the Company’s 2011 Form 10-K. The vesting of such stock option grant will be prorated upon the Company’s achievement of between 90% and 100% of the 2011 earnings per share target.

Messrs. Sandgaard and Scalese will also be eligible for quarterly cash bonus payments effective for the first quarter of 2011 based on achievement of certain quarterly: (i) revenue; (ii) earnings per share; and (iii) free cash flow performance targets. A bonus is triggered upon achievement of over 90% of any such performance target and each performance target is weighted equally. Mr. Sandgaard’s maximum target bonus is $144,375 per quarter and Mr. Scalese’s maximum target bonus is $43,750 per quarter. The target cash bonus amount will be prorated between achievement of 90% and 120% of the respective quarterly performance targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc.

Date: April 11, 2011	By:	/s/ Anthony Scalese

Anthony Scalese Chief Financial Officer